Exhibit 23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of AARP Funds:

We consent to the use of our report dated August 20, 2008, for AARP Aggressive Fund, AARP Moderate Fund, AARP Conservative Fund, AARP Income Fund and AARP Money Market Fund, each a fund of AARP Funds, as of June 30, 2008, incorporated herein by reference and to the references to our firm under the headings “SUMMARY”, “OTHER INFORMATION - Independent Registered Public Accounting Firm” and “FINANCIAL STATEMENTS” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

December 18, 2008